Exhibit 10

William A. Osborn

Chairman and

Chief Executive Officer

February 20, 2007

Mr. Timothy P. Moen

Executive Vice President and

Head of Human Resources and Administration

Dear Tim:

This is to advise that I voluntarily terminate the Employment Security Agreement, dated May 21, 2002, between myself and Northern Trust Corporation effective the date hereof. Because of my seniority and longevity both at Northern Trust and as Chairman and Chief Executive Officer, I have significant equity ownership in Northern Trust and am retirement eligible. Accordingly, my unique situation is such that an employment security agreement for me is unnecessary.

If the foregoing is acceptable to Northern Trust Corporation, kindly so indicate by signing this letter, which shall be kept in the permanent records and minute books of the company to memorialize the termination of the Employment Security Agreement.

Sincerely,

/s/ William A. Osborn

William A. Osborn

Accepted and Agreed:

Northern Trust Corporation

By: /s/ Timothy P. Moen

Timothy P. Moen,

Executive Vice President and

Head of Human Resources and Administration